Exhibit 99.1

Enzo Biochem, Inc.
527 Madison Avenue
New York, NY 10022

FOR IMMEDIATE RELEASE

ENZO BIOCHEM ANNOUNCES NEW VALIDATED COST-EFFECTIVE CERVICAL CANCER BIOMARKER DETECTION TEST

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Product is Latest Addition to Fast Growing Line of Quality Tests Designed to Bolster Clinical Diagnostics Profit Margins Amidst Declining Reimbursement Rates

NEW YORK, NY, January 22, 2018 – Enzo Biochem, Inc. (NYSE:ENZ), an integrated diagnostics company, announced today validation of a cervical cancer biomarker detection test that provides a highly robust and cost-efficient solution for anatomical pathology.

Specifically, Enzo’s validated p16, a marker used extensively as a key diagnostic and prognostic biomarker of several cancers, is the latest addition to the company’s growing immunohistochemistry pipeline, including, among others, Ki-67, Her2 and p53.

Enzo’s validated p16 provides clear detection of tissue abnormalities in the field of cancer diagnostics, including cervical cancer’s progression. It complements the company’s POLYVIEW® immunochemistry detection, the recent subject of a favorable article in the prestigious peer-reviewed Annals of Diagnostic Pathology. The article cited POLYVIEW® as having no false-positives in tests unlike some of the leading products in the field, which were found to have large percentages of false-positives that could lead to unnecessary, costly and time-consuming interventions.

With current mounting cost and reimbursement pressures, Enzo’s new p16 test provides a highly cost-effective alternative. Other p16 tests on the market have of late become unaffordable as a result of increasing reagent costs outweighing average reimbursements. When p16 is used in combination with Enzo’s POLYVIEW® detection system’s reduction of false-positives, the economics are substantially enhanced. This and other similar compounds comprise a $200 million market.

In an era of high product costs and shrinking reimbursements, Enzo has positioned itself as a growing provider of high quality, cost-effective tests that provide value in bolstering diagnostics profit margins.

“We launched our immunohistochemistry tests in response to market leaders raising prices,” said Elazar Rabbani, Ph.D., Enzo CEO and Chairman. “By developing our own p16, Ki-67, and p53 tests, among others, and the fact that we have a truly unique integrated capability to develop, evaluate and manufacture these and other diagnostics, we believe we can alleviate pressure on clinical labs by providing low cost, clinically relevant products and services, which is what we are engaged in doing.”

The expanded Anatomical Pathology global program at Enzo offers cost-effective clinically relevant solutions, enhances Enzo’s ongoing collaborations with clinical partners, and expands the company’s clinical and reference services nationwide. This complements Enzo’s long standing position within the women’s health field with a focus on cervical cancer testing dating back to the launch of the first in situ HPV cervical cancer detection system in the early 1980’s. In addition to these products, Enzo’s portfolio includes a line of assays for identification of women’s health infectious diseases as well as for the quantification of viral load in serum or plasma specimens.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and intellectual property through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products, systems and services that meet the ever-changing and rapidly growing needs of health care today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses which are dependent on a number of factors outside of the control of the Company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigation, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2017. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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Contact:

For: Enzo Biochem, Inc.
Steve Anreder, 212-532-3232	or	Michael Wachs, CEOcast, Inc., 212-732-4300
steven.anreder@anreder.com		mwachs@ceocast.com